Exhibit (a)(10)

STEWARD FUNDS, INC.

ARTICLES SUPPLEMENTARY

STEWARD FUNDS, INC., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on September 8, 2017, adopted a resolution to:

a)	increase the total authorized Common Shares of the Corporation;

b)	reallocate the Corporation’s total authorized but unissued Common Shares so as to decrease the authorized Common Shares allocated to certain series and classes and to increase authorized Common Shares allocated to other series and classes, including to the new series and its classes, as indicated below, such changes to be effective September 15, 2017;

c)	change the name of the Individual Share Class to Class A;

d)	add two additional classes to each of the Corporation’s five existing series and authorize Common Shares allocated to these series and classes;

e)	add one new series to the Corporation, with four share classes and authorize Common Shares allocated to these series and classes.

The share classes to be changed in each of the Corporation’s five existing series pursuant to (c) above are:

Steward Global Equity Income Fund – Individual Class becomes Class A

Steward International Enhanced Index Fund – Individual Class becomes Class A

Steward Large Cap Enhanced Index Fund – Individual Class becomes Class A

Steward Select Bond Fund – Individual Class becomes Class A

Steward Small-Mid Cap Enhanced Index Fund – Individual Class becomes Class A

The share classes to be added to each of the Corporation’s five existing series pursuant to (d) above are:

Steward Global Equity Income Fund – Class C and Class K

Steward International Enhanced Index Fund – Class C and Class K

Steward Large Cap Enhanced Index Fund – Class C and Class K

Steward Select Bond Fund – Class C and Class K

Steward Small-Mid Cap Enhanced Index Fund – Class C and Class K

Articles Supplementary – Steward Funds, Inc.

The series, including its classes, which is being added pursuant to (e), above, is:

Steward Covered Call Income Fund – Class A, Class C, Class K and Institutional Class

SECOND: Pursuant to the Corporation’s Articles of Incorporation dated May 11, 1992, as amended and supplemented to date, as of immediately prior to the actions described in First (a) through (e) above, the total number of Common Shares of all series and classes that the Corporation was authorized to issue was two hundred million (200,000,000) Common Shares, par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation
	Individual Class	Institutional Class

Steward Global Equity Income Fund	5,500,000	39,362,500

Steward International Enhanced Index Fund	4,016,700	39,362,500

Steward Large Cap Enhanced Index Fund	4,016,700	39,362,500

Steward Select Bond Fund	4,016,700	39,362,500

Steward Small-Mid Cap Enhanced Index Fund	12,499,900	12,500,000

THIRD: As of immediately subsequent to the actions described in First (a) through (e) above, effective September 15, 2017, the total number of Common Shares of all series and classes that the Corporation is authorized to issue is four hundred million (400,000,000) shares of Common Shares, par value of one tenth of one cent ($0.001) per share and having an aggregate par value of four hundred thousand dollars ($400,000), classified as follows:

	Number of Shares; Class Allocation
Name of Series	Class A	Class C	Class K	Institutional Class
Steward Covered Call Income Fund	16,000,000	15,000,000	16,000,000	20,000,000
Steward Global Equity Income Fund	16,000,000	15,000,000	16,000,000	20,000,000
Steward International Enhanced Index Fund	16,000,000	15,000,000	16,000,000	20,000,000
Steward Large Cap Enhanced Index Fund	16,000,000	15,000,000	16,000,000	20,000,000
Steward Select Bond Fund	16,000,000	13,000,000	16,000,000	20,000,000
Steward Small-Mid Cap Enhanced Index Fund	16,000,000	15,000,000	16,000,000	20,000,000

Articles Supplementary – Steward Funds, Inc.

FOURTH: The decrease of authorized but unissued shares of certain classes of the Corporation and the increase of authorized but unissued shares of other classes pursuant to these Articles Supplementary, as well as the reclassification of authorized but unissued shares to two new series, has been ordered by the Board of Directors under the authority contained in the charter of the Corporation and in accordance with Sections 2-105(c) and 2.208.1 of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares of stock described in Article THIRD hereof shall be as set forth in the Corporation’s Articles of Incorporation, as amended and supplemented, and shall be subject to all provisions of such Articles of Incorporation relating to shares of the Corporation generally, including those set forth in Articles 5.4 and 5.5 of such Articles of Incorporation.

The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Michael L. Kern III, CFA, and attested to by its Secretary, Patricia Mims, on the 15th day of September 2017.

STEWARD FUNDS, INC.		Attested:

By:	/s/ Michael L. Kern III	By:	/s/ Patricia Mims
Date:	September 15, 2017	Date:	September 15, 2017
Name:	Michael L. Kern, III, CFA	Name:	Patricia Mims
Title:	President	Title:	Secretary

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Articles Supplementary – Steward Funds, Inc.